Exhibit 3.3

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ARTICLES OF INCORPORATION
Form 200 Revised October 1, 2002
Filing fee: $50.00
Deliver to: Colorado Secretary of State
Business Division,
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed

20031303362 C $ 50.00 SECRETARY OF STATE 09-22-2003 13:30:15
Copies of filed documents may be obtained at www.sos.state.co.us ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-102-102 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1.	The entity name of the corporation is: Kodiak Oil & Gas (USA) Inc.

The entity name of a corporation must contain the term “corporation”, “incorporated”, “company”, or “limited”, or an abbreviation of any of these terms §7-90-601(3)(a), C.R.S.

2.	The corporation is authorized to issue:	(number) 1,000 shares of (class) common
(number) shares of (class)

If more classes are authorized, include attachment indicating class(es) and number of shares in each class.

3.     The street address of the corporation’s initial registered office and the name of its initial registered agent at that office are: Street Address (must be a street or other physical address in Colorado) Lynn A. Peterson, 1625 Broadway, Suite 330, Denver, CO 80202

If mail is undeliverable to this address, ALSO include a post office box address:

                                                                                      ; Registered Agent Name: Lynn A. Peterson

4.     The address of the corporation’s initial principal office is: 1625 Broadway, Suite 330, Denver, CO 80202

5.     The name and address of the incorporator is:

Name Lynn A. Peterson

Address 1625 Broadway, Suite 330, Denver, CO 80202

6.     If applicable, these articles are to have a delayed effective date of

                                                                                                                       (not to exceed 90 days)

7.     The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Lynn A. Peterson, 1625 Broadway, Suite 330, Denver, CO 80202, James E. Catlin, 1625 Broadway, Suite 330, Denver, CO 80202

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.

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Disclaimer. This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty.  While this form is believed to satisfy minimum legal requirements of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.